                                                                  Exhibit (4)(u)


                         TORONTO DOMINION TEXAS, (INC.)
                                909 Fannin Street
                              Houston, Texas 77010




                                   May 7, 1999


Safety-Kleen Corp.
1301 Gervais Street, Suite 300
Columbia, SC 29201
Attn:  Paul Humphreys

         Reference is made to the Promissory Note, dated May 15, 1997, (as amended, supplemented or otherwise modified from time to time, the "Promissory Note") made by Safety. Kleen Corp. (formerly known as Laidlaw Environmental Services, Inc.) (the "Borrower") in favor of Toronto Dominion (Texas), Inc. (assignee of Westinghouse Electric Corporation) ("TD"). Defined terms used herein but not otherwise defined shall have the meanings set forth in the Promissory Note.

         This letter hereby waives compliance by the Borrower with the provisions of Section 6.1 of the Promissory -Note to the extent necessary to permit the Borrower to repurchase the 5% Convertible Subordinated Debenture due in 2009 in a principal amount of $350,000,000 in accordance with the terms of the Securities Purchase Agreement dated April 19, 1999 among the Borrower, Laidlaw International Finance Corporation and Laidlaw Inc. The Borrower shall finance the cash portion of the purchase price from the proceeds of the senior unsecured notes to be issued by the Borrower in a principal amount of up to $225,000,000, bearing interest payable in cash and having a maturity no earlier than the earlier of (a) April 3, 2004 and (b) the date on which the revolving credit commitments, under the Amended and Restated Credit Agreement, dated as of April 3, 1998, among Safety-Kleen Services, Inc., Safety-Kleen (Canada) Ltd. and the lenders from time to time parties thereto, are terminated according to the terms therein.

         This letter shall constitute a waiver to Section 6.1 of the Promissory Note, Except as expressly waived hereby, the Promissory Note is and shall remain in full force and effect in accordance with its terms. TD hereby represents and warrants to the Borrower that TD has the power and authority, and the legal right, to make and deliver this letter.

                                     Very truly yours,

                                     TORONTO DOMINION (TEXAS), INC.

                                     By: /s/ Robert g. Harris
                                         Name:  R. G. Harris
                                         Title: VP & Director, TD Securities
                                                on behalf of TD (Texas) Inc.



Accepted and Consented to:

SAFETY-KLEEN CORP.

By: /s/ Henry H. Taylor
    Name:  Henry H. Taylor
    Title: Secretary


LAIDLAW, INC.

By: /s/ Ivan R. Cairns
    Name:  Ivan R. Cairns
    Title: Snr. Vice-President